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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 11-K

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       (Mark One)

       [X] Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required, effective October 7, 1996).
              For the fiscal year ended December 31, 1999.

                                       OR

       [ ] Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee Required).
              For the transition period from __________ to __________.

                                    333-43021
                             Commission file number



       A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        VALLEY INDEPENDENT BANK FLEXPLUS
                             RETIREMENT SAVINGS PLAN

       B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                    VIB Corp
                                1498 Main Street
                           El Centro, California 92243
                                 (760) 337-3200


                              REQUIRED INFORMATION

       The Valley Independent Bank Flexplus Retirement Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Therefore, in lieu of the requirements of Items 1 - 3 of Form 11-K, the financial statements and supplemental schedules of the Plan for the two years ended December 31, 1999 and 1998, which have been prepared pursuant to the financial reporting requirements of ERISA are attached hereto as Exhibit 13 and incorporated herein by this reference.



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EXHIBITS



EXHIBIT NO.                      DESCRIPTION
-----------                      -----------
   13         Financial Statements and Supplemental Schedules of the Plan for
              the fiscal year ended December 31, 1999 and 1998.

                                   SIGNATURES

              The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:   June 28, 2000                       By:  /s/ Janice Stewart Grady
                                                 -------------------------------
                                                 Name:  Janice Stewart Grady
                                                 Title: Senior Vice President
                                                        and Human Resources
                                                        Director



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